Exhibit 99.1

Diodes Incorporated Reports Second Quarter Financial Results

Achieves Record Revenue and Gross Profit, Resulting in Record EBITDA and Net Income

on both a GAAP and Non-GAAP Basis

Plano, Texas – August 5, 2019 -- Diodes Incorporated (Nasdaq: DIOD) today reported its financial results for the second quarter ended June 30, 2019.

Second Quarter Highlights

•	Revenue was a record $322.0 million, an increase of 5.9 percent from the $304.1 million in the second quarter 2018 and an increase of 6.5 percent from the $302.3 million in the first quarter 2019;
•	GAAP gross profit was a record $122.0 million, compared to $107.3 million in the second quarter 2018 and $112.4 million in the first quarter 2019;
•	GAAP gross profit margin was 37.9 percent, compared to 35.3 percent in the second quarter 2018 and 37.2 percent in the first quarter 2019;
•

GAAP net income was a record $36.3 million, or $0.70 per diluted share, compared to $25.1 million, or $0.49 per diluted share, in the second quarter 2018 and $31.7 million, or $0.62 per diluted share, in the first quarter 2019;

•

Non-GAAP adjusted net income was a record $40.0 million, or $0.77 per diluted share, compared to $29.3 million, or $0.58 per diluted share, in the second quarter 2018 and $35.4 million, or $0.69 per diluted share, in the first quarter 2019;

•	Excluding $4.2 million, net of tax, of non-cash share-based compensation expense, both GAAP and non-GAAP earnings per share would have increased by $0.08 per diluted share;
•

EBITDA was a record $77.1 million, or 23.9 percent of revenue, compared to $64.5 million, or 21.2 percent of revenue, in the second quarter 2018 and $69.9 million, or 23.1 percent of revenue, in the first quarter 2019; and

•

Achieved cash flow from operations of $40.6 million and $8.5 million free cash flow, including $32.1 million of capital expenditures. Net cash flow was a negative $65.5 million, which includes the pay-down of $44.1 million of long-term debt.

Commenting on the results, Dr. Keh-Shew Lu, President and Chief Executive Officer, stated,

“Diodes once again set new records across multiple financial metrics, including revenue, gross profit, EBITDA and net income. Gross margin also further expanded by 260-basis points year-over-year and 70-basis points sequentially as a result of record revenue in the automotive and industrial end-markets as well as from our Pericom IC products. Additionally, we continued to successfully drive increased profitability on incremental revenue growth, with first half 2019 revenue increasing 8% over the same period last year and non-GAAP net income increasing more than 40% over the same period.

“Notably, our above-market performance was achieved in the midst of the current global trade environment as a direct result of our past design wins and expanded customer content. Over the past year, we have been strategically focused on demand creation and deploying a total solution sales approach that leverages our broadened product portfolio, contributing to our consistent share gains. I believe these proven strategies will continue to sustain Diodes future growth and outperformance of our served markets, while also driving increasing profitability and cash flow.”

Second Quarter 2019

Revenue for second quarter 2019 was a record $322.0 million, an increase of 5.9 percent from $304.1 million in second quarter 2018 and an increase of 6.5 percent from $302.3 million in the first quarter 2019, due to continued strong performance in Europe and North America as well as the automotive and industrial end-markets.

GAAP gross profit for the second quarter 2019 was a record $122.0 million, or 37.9 percent of revenue, compared to the second quarter 2018 of $107.3 million, or 35.3 percent of revenue, and the first quarter 2019 of $112.4 million, or 37.2 percent of revenue. The 70-basis point sequential increase was primarily due to record high revenue contribution from the automotive and industrial markets as well as Pericom IC products.

GAAP operating expenses for second quarter 2019 were $73.5 million, or 22.8 percent of revenue, and $69.0 million, or 21.4 percent of revenue, on a non-GAAP basis, which excluded $4.5 million of amortization of acquisition-related intangible asset expenses. GAAP operating expenses in the second quarter 2018 were $69.4 million, or 22.8 percent of revenue, and in the first quarter 2019 were $70.3 million, or 23.3 percent of revenue.

Second quarter 2019 GAAP net income was a record $36.3 million, or $0.70 per diluted share, compared to GAAP net income of $25.1 million, or $0.49 per diluted share, in second quarter 2018 and GAAP net income of $31.7 million, or $0.62 per diluted share, in first quarter 2019.

Second quarter 2019 non-GAAP adjusted net income was a record $40.0 million, or $0.77 per diluted share, which excluded, net of tax, $3.7 million of non-cash acquisition-related intangible asset amortization costs. This compares to non-GAAP adjusted net income of $29.3 million, or $0.58 per diluted share, in the second quarter 2018 and $35.4 million, or $0.69 per diluted share, in the first quarter 2019.

The following is an unaudited summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

Three Months Ended
June 30, 2019
GAAP net income	$36,284

GAAP diluted earnings per share	$0.70

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	3,716

Non-GAAP net income	$40,000

Non-GAAP diluted earnings per share	$0.77

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

(See the reconciliation tables of GAAP net income to non-GAAP adjusted net income near the end of this release for further details.)

Included in second quarter 2019 GAAP net income and non-GAAP adjusted net income was approximately $4.2 million, net of tax, of non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP earnings per share (“EPS”) and non-

GAAP adjusted EPS would have increased by $0.08 per diluted share for second quarter 2019, $0.07 for second quarter 2018 and $0.07 for first quarter 2019.

EBITDA (a non-GAAP measure), which represents earnings before net interest expense, income tax, depreciation and amortization, in the second quarter 2019 was a record $77.1 million, or 23.9 percent of revenue, compared to $64.5 million, or 21.1 percent of revenue, in the second quarter 2018 and $69.9 million, or 23.1 percent of revenue, in the first quarter 2019. For a reconciliation of GAAP net income to EBITDA, see the table near the end of this release for further details.

For second quarter 2019, net cash provided by operating activities was $40.6 million. Net cash flow was a negative $65.5 million, including the $44.1 million pay-down of long-term debt. Free cash flow (a non-GAAP measure) was $8.5 million, which includes $32.1 million of capital expenditures.

Balance Sheet

As of June 30, 2019, the Company had approximately $242 million in cash, cash equivalents and short-term investments, long-term debt (including the current portion) totaled approximately $172 million, and working capital was approximately $481 million.

The results announced today are preliminary and unaudited, as they are subject to the Company finalizing its closing procedures and customary quarterly review by the Company's independent registered public accounting firm. As such, these results are subject to revision until the Company files its Form 10-Q for the quarter ending June 30, 2019.

Business Outlook

Dr. Lu concluded, “Building on our strong first half revenue growth of 8% over first half of 2018, during a time in which our served market was down more than 6%, further highlights our ability to deliver growth in a down market.  For the third quarter, we expect revenue to be approximately $324 million, plus or minus 2 percent, which at the mid-point represents another quarterly record and continued growth year-over-year as well as further outperformance of our served markets. We expect GAAP gross margin to be 37.8 percent, plus or minus 1 percent.  Non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 21 percent of revenue, plus or minus 1 percent.  We expect net interest expense to be approximately $2.0 million.  Our income tax rate is expected to be 23.3 percent, plus or minus 3 percent, and shares used to calculate diluted EPS for the third quarter are anticipated to be approximately 52.0 million.”

Purchase accounting adjustments related to amortization of acquisition-related intangible assets of $3.8 million, after tax, for Pericom and previous acquisitions are not included in these non-GAAP estimates.

Conference Call

Diodes will host a conference call on Monday, August 5, 2019, at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its second quarter 2019 financial results. Investors and analysts may join the conference call by dialing 1-855-232-8957 and providing the confirmation code 2558324. International callers may join the teleconference by dialing +1-315-625-6979 and entering the same confirmation code at the prompt. A telephone replay of the call will be made available approximately two hours after the call and will remain available until August 12, 2019 at midnight Central Time. The replay number is 1-855-859-2056 with a pass code of 2558324. International callers should dial +1-404-537-3406 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors’ section of Diodes' website at http://www.diodes.com. To listen to the live call, please go to the investors’ section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes' website for approximately 90 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality, application-specific standard products within the broad discrete, logic, analog and mixed-signal semiconductor markets. We serve the consumer electronics, computing, communications, industrial, and automotive markets. Our products include diodes, rectifiers, transistors, MOSFETs, protection devices, function-specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors, power management devices, including LED drivers, AC-DC converters and controllers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. Diodes also has timing, connectivity, switching, and signal integrity solutions for high-speed signals. Our corporate headquarters and Americas’ sales offices are located in Plano, Texas and Milpitas, California. Design, marketing, and engineering centers are located in Plano; Milpitas; Taipei, Taoyuan City and Zhubei City, Taiwan; Oldham, England; and Neuhaus, Germany. Our wafer fabrication facilities are located in Oldham and Shanghai, China and Greenock, Scotland. We have assembly and test facilities located in Shanghai, Jinan and Chengdu, China, as well as in Hong Kong, Neuhaus and Taipei. Additional engineering, research and development, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Oldham; Shanghai; Shenzhen and Yangzhou, China; Seongnam-si, South Korea; Munich, Germany; and Tokyo, Japan, with support offices throughout the world.

Recent news releases, annual reports and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements containing forward-looking words such as “expect,” “anticipate,” “aim,” “estimate,” and variations thereof, including without limitation statements, whether direct or implied, regarding expectations of revenue growth, market share gains, increase in gross margin and increase in gross profits in 2019 and beyond; that for the third quarter of 2019, we expect revenue to be approximately $324 million plus or minus 2 percent; which at the mid-point represents another quarterly record and continued growth year-over-year as well as further outperformance of our served markets; we expect GAAP gross margin to be 37.8 percent, plus or minus 1 percent; non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 21.0 percent of revenue, plus or minus 1 percent; we expect net interest expense to be approximately $2.0 million; we expect our income tax rate to be 23.3 percent, plus or minus 3 percent; shares used to calculate diluted EPS for the third quarter are anticipated to be approximately 52.0 million. Potential risks and uncertainties include, but are not limited to, such factors as: the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized or that integration of acquired businesses may not continue as rapidly as we anticipate; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs, and loadings in our manufacturing facilities; the risk that we may not be able to increase our automotive, industrial, or other revenue and market share; risks of domestic and foreign operations, including excessive operating costs, labor shortages, higher tax rates, and our joint venture prospects; the risk that we may not continue our share repurchase program; the risks of cyclical downturns in the semiconductor industry and of changes in end-market demand or product mix that may affect gross margin or render inventory obsolete; the risk of unfavorable currency exchange rates; the risk that our future outlook or guidance may be incorrect; the risks of global economic weakness or instability in global financial markets; the risks of trade restrictions, tariffs, or embargoes; the risk of breaches of our information technology systems;

and other information, including the “Risk Factors” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

Company Contact:Investor Relations Contact:

Diodes Inc.Shelton Group

Laura Mehrl Leanne Sievers

Director of Investor Relations President, Investor Relations

P: 972-987-3959P: 949-224-3874

E: laura_mehrl@diodes.comE: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2019		June 30, 2019
	2019	2018	2019	2018
Net sales	$322,006	$304,085	$624,299	$578,597
Cost of goods sold	200,018	196,817	389,900	372,734
Gross profit	121,988	107,268	234,399	205,863

Operating expenses
Selling, general and administrative	47,333	42,153	91,021	89,303
Research and development	21,707	22,050	43,877	42,250
Amortization of acquisition related intangible assets	4,536	4,678	9,020	9,445
Other operating (income) expense	(104)	534	(158)	81
Total operating expense	73,472	69,424	143,760	141,079

Income from operations	48,516	37,844	90,639	64,784

Other income (expense)
Interest income	633	443	1,508	957
Interest expense	(2,011)	(2,544)	(4,156)	(5,301)
Foreign currency loss, net	(496)	300	(560)	(2,729)
Other income	1,235	377	2,480	5,012
Total other expense	(639)	(1,424)	(728)	(2,061)

Income before income taxes and noncontrolling interest	47,877	36,420	89,911	62,723
Income tax provision	11,174	10,753	21,472	18,536
Net income	36,703	25,667	68,439	44,187
Less net (income) loss attributable to noncontrolling interest	(419)	(599)	(439)	(593)
Net income attributable to common stockholders	$36,284	$25,068	$68,000	$43,594

Earnings per share attributable to common stockholders:
Basic	$0.72	$0.50	$1.35	$0.88
Diluted	$0.70	$0.49	$1.32	$0.86
Number of shares used in earnings per share computation:
Basic	50,658	49,680	50,529	49,509
Diluted	51,620	50,792	51,566	50,727

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended June 30, 2019:

	Operating Expenses	Income Tax Provision	Net Income
Per-GAAP			$36,284

Diluted earnings per share (Per-GAAP)			$0.70

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	4,536	(820)	3,716

Non-GAAP			$40,000

Diluted shares used in computing earnings per share			51,620

Non-GAAP diluted earnings per share			$0.77

Note:  Included in GAAP and non-GAAP net income was approximately $4.2 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have improved by $0.08 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended June 30, 2018:

	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP			$25,068

Earnings per share (Per-GAAP)
Diluted			$0.49

Adjustments to reconcile net income to non-GAAP net income:

M&A

Pericom			2,604

Amortization of acquisition-related intangible assets	3,175	(571)

KFAB			447

Restructuring	526	(79)

Others			1,228

Amortization of acquisition-related intangible assets	1,503	(275)

Non-GAAP			$29,347

Diluted shares used in computing earnings per share			50,792

Non-GAAP earnings per share
Diluted			$0.58

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $3.8 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.07 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the six months ended June 30, 2019:

	Operating Expenses	Income Tax Provision	Net Income
Per-GAAP			$68,000

Diluted earnings per share (Per-GAAP)			$1.32

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	9,020	(1,630)	7,390

Non-GAAP			$75,390

Diluted shares used in computing earnings per share			51,566

Non-GAAP diluted earnings per share			$1.46

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $7.7 million, net of tax, non-cash share-based compensation expense, excluding officer severance.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.15 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the six months ended June 30, 2018:

	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP			$43,594

Earnings per share (Per-GAAP)
Diluted			$0.86

Adjustments to reconcile net income to non-GAAP net income:

M&A

Pericom			5,178

Amortization of acquisition-related intangible assets	6,314	(1,136)

KFAB			194

Restructuring	206	(12)

Others			4,570

Amortization of acquisition-related intangible assets	3,131	(575)

Officer retirement	2,550	(536)

Non-GAAP			$53,536

Diluted shares used in computing earnings per share			50,727

Non-GAAP earnings per share
Diluted			$1.06

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $7.4 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.15 per share.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

The Company’s financial statements present net income and earnings per share that are calculated using accounting principles generally accepted in the United States (“GAAP”).  The Company’s management makes adjustments to the GAAP measures that it feels are necessary to allow investors and other readers of the Company’s financial releases to view the Company’s operating results as viewed by the Company’s management, board of directors and research analysts in the semiconductor industry. These non-GAAP measures are not prepared in accordance with, and should not be considered alternatives or necessarily superior to, GAAP financial data and may be different from non-GAAP measures used by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures, even if they have similar names. The explanation of the adjustments made in the table above, are set forth below:

Detail of non-GAAP adjustments

Amortization of acquisition-related intangible assets – The Company excluded this item, including amortization of developed technologies and customer relationships.  The fair value of the acquisition-related intangible assets, which was recognized through purchase accounting, is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful life of the applicable assets.  The Company believes that exclusion of this item is appropriate because a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses.  In addition, the Company excluded this item because there is significant variability and unpredictability among companies with respect to this expense.

KFAB restructuring - The Company has recorded restructuring charges related to the shutdown and relocation of its wafer fabrication facility located in Lee’s Summit, MO (“KFAB”).  These restructuring charges are excluded from management’s assessment of the Company’s operating performance. The Company believes the exclusion of the restructuring charges provides investors an enhanced view of the cost structure of the Company’s operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.

Officer retirement – In 2018, the Company excluded costs related to the retirement of two executives.  These costs represent cash payments and the accelerated vesting of previously issued stock awards.  The Company feels it is appropriate to exclude these costs since they don’t represent ongoing operating expenses and will present investors with a more accurate indication of our continuing operations.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the second quarter of 2019 is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operations.  For the second quarter of 2019, FCF was $8.5 million, which represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense.  EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with

GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any amounts attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended		Six Months Ended
	June 30, 2019		June 30, 2019
	2019	2018	2019	2018
Net income (per-GAAP)	$36,284	$25,068	$68,000	$43,594
Plus:
Interest expense, net	1,378	2,101	2,648	4,344
Income tax provision	11,174	10,753	21,472	18,536
Depreciation and amortization	28,277	26,536	54,918	52,146
EBITDA (non-GAAP)	$77,113	$64,458	$147,038	$118,620

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2019	2018
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$235,352	$241,053
Short-term investments	6,604	7,499
Accounts receivable, net of allowances of $4,230 and $4,102 at June 30, 2019 and December 31, 2018, respectively	240,056	228,405
Inventories	222,969	215,435
Asset held for sale	4,947	-
Prepaid expenses and other	46,726	42,446
Total current assets	756,654	734,838
Property, plant and equipment, net	470,690	446,835
Deferred income tax	28,751	31,652
Goodwill	138,772	132,437
Intangible assets, net	130,035	137,935
Other	89,257	42,674
Total assets	$1,614,159	$1,526,371

Liabilities
Current liabilities:
Line of credit	$15,454	$10,254
Accounts payable	110,521	117,808
Accrued liabilities and other	102,679	82,605
Income tax payable	16,769	15,744
Current portion of long-term debt	29,988	27,613
Total current liabilities	275,411	254,024
Long-term debt, net of current portion	141,919	186,143
Deferred tax liabilities	19,048	17,993
Other long-term liabilities	126,629	90,779
Total liabilities	563,007	548,939

Commitments and contingencies

Stockholders' equity
Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock - par value $0.66 2/3 per share; 70,000,000 shares authorized; 50,744,888 and 50,221,035, issued and outstanding at June 30, 2019 and December 31, 2018, respectively	34,803	34,454
Additional paid-in capital	414,451	399,915
Retained earnings	704,708	636,708
Treasury stock, at cost, 1,457,206 shares held at June 30, 2019 and December 31, 2018	(37,768)	(37,768)
Accumulated other comprehensive loss	(112,225)	(101,846)
Total stockholders' equity	1,003,969	931,463
Noncontrolling interest	47,183	45,969
Total equity	1,051,152	977,432
Total liabilities and stockholders' equity	$1,614,159	$1,526,371